Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oncolytics Biotech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

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Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value to be issued pursuant to options to be granted under the Amended and Restated Stock Option Plan and awards under the Amended and Restated Incentive Award Plan	Rule 457(c) and (h)	3,300,000(1)(2)	$1.09(3)	$3,597,000	$147.60 per $1,000,000	$530.92
Equity	Common Shares, no par value to be issued pursuant to outstanding restricted stock units subject to future vesting and settlement under the Amended and Restated Incentive Award Plan	Rule 457(c) and (h)	107,100(1)(4)	$1.09(3)	116,739	$147.60 per $1,000,000	$17.23
Equity	Common Shares, no par value to be issued pursuant to outstanding options under the Amended and Restated Stock Option Plan	Rule 457(h)	1,918,056(1)(5)	$1.87(6)	$3,586,764.72	$147.60 per $1,000,000	$529.41
Total Offering Amounts					$7,300,503.72		$1,077.56
Total Fee Offsets							-
Net Fee Due							$1,077.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Shares, no par value (the “Common Stock”) of Oncolytics Biotech Inc. (the “Registrant”) that become issuable under the Amended and Restated Stock Option Plan and the Amended and Restated Incentive Share Award Plan to prevent dilution in the event of stock splits, stock dividends or similar transactions.
(2)	Represents Common Stock to be issued upon exercise of options to be granted under the Amended and Restated Stock Option Plan and vesting and settlement of awards granted under the Amended and Restated Incentive Share Award Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Capital Market, on May 30, 2024.
(4)	Represents Common Stock to be issued upon vesting and settlement of outstanding awards granted under the Amended and Restated Incentive Share Award Plan.
(5)	Represents Common Stock to be issued upon exercise of outstanding options granted under the Amended and Restated Stock Option Plan.
(6)	Based on the weighted average exercise price of the outstanding options of C$2.56. Converted from Canadian dollars into U.S. dollars based on the average exchange rate as reported by the Bank of Canada on May 30, 2024 of US$1.00=C$1.3678.